SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 30, 2006

Bryn Mawr Bank Corporation

(Exact Name of Registrant as specified in its charter)

Pennsylvania	0-15261	23-2434506
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

801 Lancaster Avenue, Bryn Mawr, PA 19010

Registrant’s telephone number, including area code: 610-525-1700

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement.

On October 30, 2006, The Bryn Mawr Trust Company (the “Bank”), a subsidiary of Bryn Mawr Bank Corporation (the “Corporation”) entered into an agreement of sale (the “Agreement”) with WP Realty, Inc., a Pennsylvania corporation (“Buyer”) for the sale of the real estate upon which the Bank’s Wynnewood branch is currently located at 312 E. Lancaster Avenue, Wynnewood, PA (the “Property”). The purchase price for the Property is $1,850,000. The book value of the Property is approximately $450,000. Settlement is to occur on or before January 31, 2007, however, the Bank has the option to extend the settlement date to March 1, 2007 if the Bank has not completed the transfer of its branch from the Property to its new branch location in Ardmore, PA.

The Agreement is subject to the Buyer completing its due diligence within 30 days from the date of the Agreement. The Agreement also provides that in the event of a loss or damage to the Property as a result of a condemnation or a fire or casualty between the date of the Agreement and time of settlement, resulting in a loss in excess of $50,000, the Buyer has the option to complete settlement and take an assignment of the condemnation proceeds or insurance proceeds, as applicable, or terminate the Agreement.

The Property is being sold “as is” and the Bank has only made limited representations regarding the Property. However, the Bank is required to deliver title free and clear of all leases, options or rights to purchase and all liens, encumbrances or restrictions, except for items not objected to by the Buyer on or before the expiration of its due diligence period.

The Agreement also provides for the apportionment of real estate taxes, water and sewer rents and similar charges to the date of settlement and for all real estate transfer taxes to be shared equally.

Other than the Agreement, WP Realty, Inc. has no material relationship with the Bank, or the Corporation.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BRYN MAWR BANK CORPORATION

By:	/s/ Robert J. Ricciardi
Robert J. Ricciardi, Secretary

Date: November 3, 2006

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